EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                              Jurisdiction of
Name of Subsidiary                            Incorporation
-------------------                           ---------------
Waste Industries South , Inc.                 South Carolina
Waste Industries East, Inc.                   North Carolina
Waste Industries West, Inc.                   North Carolina
Kabco, Inc.                                   North Carolina
Waste Industries of Georgia, Inc.             North Carolina
ECO Services, Inc.                            North Carolina
Air Cargo Services, Inc.                      North Carolina
Railroad Avenue Disposal, Inc.                Mississippi
Dumpsters, Inc.                               Tennessee
Reliable Trash Services, Inc.                 Maryland
TransWaste Services, Inc.                     Georgia